SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15 (d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported)   DECEMBER 31, 1997


                                  LOIS/USA INC.
             (Exact name of registrant as specified in its charter)


DELAWARE                                      33-83894-NY         13-3441962
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(State or other jurisdiction of               (Commission         IRS Employer
 incorporation)                               File Number)        ID Number)

40 WEST 57TH STREET, NEW YORK, NY                          10019
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(Address of principal executive offices)                  Zip Code)

Registrant's Telephone Number, including area code:  (212) 373-4700

                                       N/A
          (Former name or former address, if changed since last report)


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ITEM 2 - ACQUISITION OR DISPOSITION OF ASSETS

On December 31, 1997, Lois/USA Inc. ("Lois/USA") acquired the outstanding shares of Fogarty & Klein, Inc. ("F&K"). F&K currently conducts its business under the name "Fogarty Klein & Partners" and has its principal advertising offices in Houston, and satellite offices to serve specific clients in Austin and Dallas.

Pursuant to the Stock Purchase Agreement by and among Lois/USA Inc. and William
H. Fogarty, Richard E. Klein, Thomas F. Monroe, Roger Beckstead, William P. Penczak, and Larry Kelley (the "Sellers") dated as of December 17, 1997, Lois/USA made an initial cash payment of $3,500,000 to the Sellers (the "Purchase Price"), issued 50,000 shares of Lois/USA stock, and issued 39,000 warrants to purchase shares of Lois/USA stock at an exercise price of $10.00 per share. The cash portion of the Purchase Price is subject to adjustment. If the Tangible Net Worth, as defined in the Stock Purchase Agreement, of F&K is greater than or less than $2,500,000 as determined in accordance with GAAP consistently applied, the cash portion of the Purchase Price shall be increased or decreased by the amount by which F&K's Tangible Net Worth is greater than or less than $2,500,000.

On each of the first and second anniversaries of the closing date, the Sellers will receive a cash payment of $1,125,000 and 50,000 warrants to purchase additional Lois/USA stock as additional purchase price. The warrants to be delivered on the first anniversary of the Closing Date will have an exercise price of $11.00 and the warrants to be delivered on the second anniversary of the closing date will have an exercise price of $12.25. On the third anniversary of the closing date, Sellers will receive $3,250,000, subject to adjustment. If consolidated fees and commissions of F&K and its Subsidiaries earned from clients existing on the closing date for the three-year period commencing with the closing date and ending on the day prior to the third anniversary of the closing date is greater than or less than $42,000,000, the payment due on the third anniversary of the Closing Date shall be increased or decreased by 15% of the difference between $42,000,000 and the aggregate amount of fees and commissions so calculated. This payment adjustment is limited to an increase or decrease of $450,000 to the payment due on the third anniversary of the closing date.

If Lois/USA defaults on its obligation to pay any of the amounts described above on the date such payment becomes due, Lois/USA will be obligated to pay Sellers an additional amount equal to five percent (5%) of the amount of such past due payments plus interest accruing on the unpaid amount at ten percent (10%) per annum rate until paid, subject to resolution of certain disputes by arbitration.

Lois/USA has granted the Sellers certain rights with respect to registration under the Securities Act of 1933.

Concurrent with the acquisition of F&K, Lois/USA entered into three year employment agreements with two of the senior F&K executives and a five year employment agreement with one senior F&K executive which will provide for aggregate compensation of $4,950,000 over the five years, subject to annual upward adjustments by the Board of Directors of F&K. The executives covered by employment agreements are eligible to participate in an annual bonus pool established for the benefit of executives of F&K. Each employment agreement provides for enrollment in F&K's senior management group medical and other insurance programs. Each executive covered by an employment agreement also entered into either a one or two year Noncompetition/Nonsolicitation Agreement with F&K effective upon the termination for any reason of such executive's employment with F&K.

Lois/USA has accounted for the transaction using the purchase method of accounting. The Company's consolidated financial statements have included F&K's activity as of December 31, 1997. At the date of acquisition, the excess of the minimum guaranteed purchase price of approximately $9.5 million (the "Minimum Guaranteed Purchase Price") over the fair market value of the net assets acquired was reflected in the Company's consolidated financial statements as goodwill. None of the recorded goodwill will be deductible for income tax purposes. This goodwill will be amortized over a 20 year life. As a result of the non-deductibility of goodwill, the Company's effective tax rate will be adversely impacted.

Additional minimum guaranteed purchase price payments of $5,500,000 will be reflected as a liability on the Company's balance sheet at the acquisition date and will be reduced as additional cash payments are made.

ITEM 7 - FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Businesses Acquired will be filed in an amendment to this Form 8-K within 60 days from the date on which this initial Form 8-K is filed.

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     (b) Pro Forma Financial Information will be filed in an amendment to this
Form 8-K within 60 days from the date on which this initial Form 8-K is filed.

     (c) Exhibits

          2.1. Stock Purchase Agreement by and among the Shareholders of Fogarty & Klein, Inc. and LOIS/USA INC. dated December 17, 1997.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                LOIS/USA INC.

                                          By:   /s/ Robert K. Stewart
                                                Name:  Robert K. Stewart
                                                Title: Chief Financial Officer


Dated: January 15, 1998

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                                  EXHIBIT INDEX

EXHIBIT     DESCRIPTION OF EXHIBIT

2.1. Stock Purchase Agreement by and among the Shareholders of Fogarty & Klein, Inc. and LOIS/USA INC. dated December 17, 1997.